CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Northern Lights Fund Trust II. Such reference is included in the Prospectus and Statement of Additional Information of Al Frank Fund and Al Frank Dividend Value Fund under “Independent Registered Public Accounting Firm”.

BBD, LLP

Philadelphia, Pennsylvania

January 14, 2013